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                                                                     EXHIBIT 5.1


             [letterhead of PAUL, HASTINGS, JANOFSKY & WALKER LLP]

                                  May 8, 2000

                                                                    OUR FILE NO.
                                                                     11328.74011

Semtech Corporation
652 Mitchell Road
Newbury Park, California 91320

Ladies and Gentlemen:

     We are furnishing this opinion of counsel to Semtech Corporation, a Delaware corporation (the "Company"), for filing as Exhibit 5.1 to the Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the resale of up to (i) $400,000,000 4 1/2% Convertible Subordinated Notes Due 2007 (the "Notes") issued pursuant to that certain Indenture dated February 14, 2000 (the "Indenture") between the Company and State Street Bank and Trust Company of California, N.A. (the "Trustee") and
(ii) the 4,735,970 shares of its Common Stock, $.01 par value per share, issuable upon conversion of the Notes (the "Shares").

     We have examined the forms of the Notes, the Indenture, the Certificate of Incorporation and Bylaws, each as amended to date, of the Company, and the originals, or copies certified or otherwise identified, of records of corporate actions of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, and such other instruments and documents as we deemed necessary, as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures, the authenticity of all corporate records and other documents submitted to us and the conformity to original documents submitted to us as certified or photostatic copies. With regard to certain factual matters, we have relied, without independent investigation or verification, upon statements and representations of representatives of the Company.

     Based upon our examination as aforesaid, and in reliance upon our examination of such questions of law as we deem relevant under the circumstances, we are of the opinion that (i) upon the issuance of the Notes and the authentication thereof by the Trustee, all in accordance with the Indenture, the Notes constitute the valid and legally binding obligations of the Company, subject to (a) bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally, and (b) the effect of general principles of equity (whether such principles are

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Semtech Corporation
May 8, 2000
Page 2



considered in a proceeding in equity or at law) including, without limitation, standards of materiality, good faith and reasonableness in the interpretation and enforcement of contracts, and the application of such principles to limit the availability of specific equitable remedies such as specific performance; and (ii) the Shares, when issued upon conversion of the Notes, as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

     We express no opinion with respect to the applicability or effect of the laws of any jurisdiction other than the Delaware General Corporation Law and the laws of the State of New York.

     We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption "Legal Matters." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

                               Very truly yours,

                               /s/ Paul, Hastings, Janofsky & Walker LLP